Exhibit 10.22

September 19, 2003

PERSONAL AND CONFIDENTIAL

Mark VanAusdal
Evanston, IL

Dear Mark:

     On behalf of Prestwick Pharmaceuticals, Inc. (the “Company”), it gives me great pleasure to offer you the position of Vice President, Business Development and General Counsel of Prestwick Pharmaceuticals. You have the qualities that distinguish successful executives: vision, high integrity, intelligence, humility, a bias to action, and a desire to make a difference. We believe that you will add substantially to the team, contribute greatly to the ultimate success equation, and provide the Company with the leadership and vision that you have previously demonstrated. The Board and I are without exception extremely enthusiastic about your accepting this offer.

This letter embodies the terms of the offer of employment (“the Agreement”) with you:

     1. Employment Duties. You shall devote your full time, ability, attention, energy and skills solely and exclusively to performing all duties customarily associated with your position, and as assigned or delegated to you by the Company. You will report to the Chief Executive Officer.

     2. Start Date. If you accept this offer, your employment with the Company shall begin no later than January 1, 2004 (your “Start Date”). You hereby acknowledge that the terms of this offer letter, and your performance hereunder, are not inconsistent with and will not breach any of your contractual obligations, expressed or implied, to any third party.

     3. Salary. Upon employment as the Vice President, Business Development and General Counsel, you shall be compensated at a rate of $250,000 per year, to be paid per the Company’s typical payroll schedule. Your salary will be reviewed annually by the CEO and Compensation Committee of the Board of Directors. You may also be eligible for a cash bonus and/or stock options at the CEO’s discretion based on a bonus plan to be agreed by you and the CEO, provided that you will be eligible for an annual performance bonus of up to 40% of your base salary. The Company shall withhold and deduct all federal and state income, social security and disability taxes as required by applicable laws. The Company may modify compensation and benefits at any time, as permitted by law.

     4. Stock Option. Upon employment as the Vice President, Business Development and General Counsel, you will be granted a stock option to purchase 425,000 shares of Common Stock of the Company pursuant to the Company’s 2003 Equity Incentive Plan (the “Plan”), subject to approval of the BOD (the “Option”). If the BOD does not approve the Option, you may resign immediately while still being entitled to severance equivalent to one-half of year’s (6 months) salary. The exercise price for the Option will be equal to the fair market value of the Company’s Common Stock at the time of grant. The Option will vest over a four-year period, with 25% of the options vesting on the one-year anniversary of your Start Date, and 1/36 of the balance of the options vesting on the last day of each month thereafter. Your stock options will be governed by the terns of the Plan and the Company’s standard form of stock option agreements, which you will be required to execute as a condition of grant.

     5. Vacation, Holidays, Sick Leave, and Additional Benefits. You will be entitled to 20 days of paid vacation, and Paid Time Off and holidays as per standard Company benefits. The Company offers a comprehensive benefits program for its employees, for which you are eligible. Benefits include company paid medical insurance and dental insurance and 401K plan. You shall also be entitled to reimbursement by the Company for such customary, ordinary and necessary business expenses as are incurred by you in the performance of your duties and activities associated with promoting and maintaining the business of the Company.

     6. Acceleration of Vesting. In the event of an Asset Transfer or Acquisition (each as defined in the Company’s Amended and Restated Certificate of Incorporation) during your employment, and if one of the following events occurs within twelve (12) months following such Asset Transfer or Acquisition: (i) you are terminated without “Cause” (as defined below); or(ii) there is a substantial reduction in your responsibilities, duties, or base pay that has not been cured within thirty (30) days after written notice from you of such event, then the Option shall immediately become fully vested upon such event.

     7. Proprietary Rights and Confidentiality. As a condition of your employment with the Company, you shall execute, contemporaneously with the execution of this agreement, the Proprietary Information, Non-Solicitation, and Invention Assignment Agreement and incorporated herein by this reference. This agreement must be signed prior to initiation of employment. You will be expected to abide by Company rules and regulations. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You also agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

     8. At Will Employment. The Company believes that the best work environment is one where both you and the Company voluntarily agree to work together. Therefore, your employment with the Company is “at-will” which means that either you or the Company may terminate the employment relationship at any time for any reason, with or without cause or advance notice.

     9. Severance. In the event that your employment with the Company is terminated by the Company without “Cause” (as defined below), subject to your compliance with the non-competition provisions of the attached Proprietary Information, Inventions, and Non- Competition Agreement, and upon your execution of a release in a form reasonably satisfactory to the Company, you will be entitled to receive a severance in the form of payments at your then current base salary for a period of six months. Any severance payment paid to you under this Section 9 will be subject to applicable tax withholding and can be paid, at the Company’s option, periodically in accordance with the Company’s normal payroll. The severance payment you receive under this paragraph shall be in lieu of any further payments to you. Being terminated for “Cause” shall specifically mean, (i) conviction of a felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach of your duties to the Company or failure to follow lawful directions of the CEO or Board of Directors, in either case if such breach or failure has not been cured within thirty (30) days after written notice from the Company’s CEO or Board of Directors of such event; (iv) intentional and material damage to the Company’s property; or (v) material breach of the attached Proprietary Information, Inventions and Non-Competition Agreement.

     10. Disputes. While the Company hopes in each instance that its employment relationships will be free of controversy, we are aware that disputes sometimes do arise. In the event any dispute arises between you and the Company or you and any employee of the Company, then, to the extent permitted by law, it shall be settled exclusively by binding arbitration before a single arbitrator in accordance with the Employment ADR Rules of the American Arbitration Association. The arbitrator shall be appointed by both parties to this Agreement, and shall be a person independent of the parties. If the parties are unable to agree on the arbitrator within a reasonable period of time, then they shall apply to the local chapter of American Arbitration Association, who will make such appointment according to their rules and the requirements of this Agreement. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. The Company will pay the direct costs and expenses of the arbitration. You and the Company are responsible for your respective attorneys’ fees incurred in connection with enforcing this offer letter; however, you and the Company agree that, except as may be prohibited by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

     11. Indemnification and D&O Insurance. The Company currently has in place Directors and Officers Liability Insurance, which also covers you in your position.

     This Agreement, together with the Employee Proprietary Information, Inventions, Non- Competition and Non-Solicitation Agreements, contain the entire agreement between you and the Company regarding the terms of your employment and supersedes all prior and contemporaneous agreements or understandings with respect thereto. If you wish to accept this offer of employment, please sign in the space provided below. By so signing, you acknowledge that you have received no inducements or representations other than those set forth in this letter, which caused you to accept this offer of employment. This offer expires at 8pm, PDT, on October 15, 2003 .)

     We look forward to your favorable reply and to a productive and enjoyable work relationship.

Very truly yours,

By:

Robert S. Whitehead
Chief Executive Officer
Prestwick Pharmaceuticals, Inc.

I have read this offer and I understand and accept its terms:

Mark Van Ausdal	Date

PRESTWICK PHARMACEUTICALS, INC.

EMPLOYEE PROPRIETARY INFORMATION,
INVENTIONS AND NON-SOLICITATION AGREEMENT

     In consideration of my employment or continued employment by Prestwick Pharmaceuticals, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. Nondisclosure.

     1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets may subject me to civil and/or criminal penalties.

     1.2 Proprietary Information. The term “Proprietary Information” shall mean (a) any and all confidential and/or proprietary knowledge, data or information of the Company, and (b) any and all confidential and/or proprietary knowledge, data or information related to the central nervous system drug development business of Prestwick Scientific Capital, Inc. (“PSC”) acquired by the Company pursuant to that certain Asset Purchase and Subscription Agreement dated as of December 13, 2002 (the “PSC CNS Business”). By way of illustration but not limitation, the term “Proprietary Information” includes (a) data, results, ideas, processes, techniques, formulae, know-how, improvements, discoveries, developments and designs (hereinafter collectively referred to as “Inventions”), (b) tangible and intangible information relating to biological materials such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like, assays and assay components and media, procedures and formulations for producing any such assays or assay components, and pre-clinical and clinical data, results, developments or experiments, and (c) plans for research, development and new products, marketing and selling information, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

     1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

     1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless (a) consented to in writing by that former employer or person or (b) such confidential information, trade secrets, documents or property constitute or relate to the PSC CNS Business. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the

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public domain, or which is otherwise provided or developed by the Company.

2. Assignment of Inventions.

     2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights or “moral rights” throughout the world. “Moral rights” refers to any rights to claim authorship of an Invention or to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

     2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement; provided, however, that Inventions related to the PSC CNS Business shall be expressly included within the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that fill disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

     2.3 Assignment of Inventions. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

     2.4 Unassigned Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that was developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company.

     2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement.

     2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

     2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

     2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such

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Proprietary Rights and the assignment thereof, In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. Duty Of Loyalty During Employment. I understand that my employment with the Company requires my full attention and effort. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, including but not limited to employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.

5. No Solicitation of Employees, Consultants, Contractors or Customers. I agree that for the period of my employment by the Company and for one (1) year after the date my employment by the Company ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, either directly or through others, (i) solicit or attempt to solicit any employee of the Company to end his or her relationship with the Company; and (ii) solicit any consultant, contractor, or customer of the Company, with whom I had contact or whose identity I learned as a result of my employment with the Company to diminish or materially alter its relationship with the Company.

     The parties agree that for purposes of this Agreement, a customer is any person or entity to which the Company has provided goods or services at any time during the period commencing six (6) months prior to my employment with the Company and ending on the date my employment with the Company ends.

6. No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind made prior to my employment by the Company, including agreements or obligations I may have with prior employers or entities for which I have provided services. I have not entered into, and I agree I will not enter into, any agreement or obligation either written or oral in conflict herewith.

7. Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

8. Legal and Equitable Remedies. I recognize that in the course of employment with the Company, I will have access to Proprietary Information, to Third Party Information, and to employees, consultants, contractors, clients, and customers of the Company. I also recognize that the services I will be employed to provide are personal and unique. I understand that because of this the Company may sustain irreparable injury if I violate this Agreement. In order to limit or prevent such irreparable injury, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

9. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or

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if sent by certified or registered mail, three (3) days after the date of mailing.

10. Notification of New Employer. In the event that I leave the employ of the Company, I authorize the Company to provide notice of my rights and obligations under this Agreement to my subsequent employer and to any other entity or person to whom I provide services.

11. General Provisions.

     11.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the District of Columbia, as such laws are applied to agreements entered into and to be performed entirely within the District of Columbia between residents of the District of Columbia. I hereby expressly consent to the personal jurisdiction of the state and federal courts for the District of Columbia in any lawsuit filed there against me by Company arising from or related to this Agreement.

     11.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

     11.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

     11.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

     11.5 Employment At-Will. I agree and understand that I am employed at-will, and that nothing in this Agreement shall change this at-will status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

     11.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

     11.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

     This Agreement shall be effective as of the first day of my employment with the Company, namely: October 20, 2003.

4.

     I have read this agreement carefully and understand its terms. I have completely filled out Exhibit A to this agreement.

Dated:

(Signature)

(Printed Name)

Accepted and Agreed To:

Prestwick Pharmaceuticals, Inc.

By:

Title:

(Address)

Dated:

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Exhibit A

Previous Inventions

TO:	Prestwick Pharmaceuticals, Inc.

FROM:

DATE:

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Prestwick Pharmaceuticals, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

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	☐	No inventions or improvements.

	☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
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☐	Additional sheets attached.

A - 1.

Mark Van Ausdal
Employment Agreement Amendment

With respect to your employment agreement, dated September 19, 2003, Prestwick Pharmaceuticals, Inc. and you have agreed that your employment with the company shall terminate on December 31, 2004, at which date you will be paid all accrued compensation (including for vacation and personal days not taken) and six months severance.

Agreed to this 10th day of November 2004.

Prestwick Pharmaceuticals, Inc.

By:

David Cory, R.Ph.
President and COO
Prestwick Pharmaceuticals, Inc.

Mark Van Ausdal

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